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Exhibit 99.

Greenville, South Carolina (January 26, 2005) - KEMET Corporation (NYSE:KEM) today announced that Dr. Jeffrey A. Graves had resigned from his position as Chief Executive Officer of the Company and as a Director of the Company. The Board of Directors is actively conducting a search for a new Chief Executive Officer. During the search, James P. McClintock, President and Chief Operating Officer, and David E. Gable, Vice President and Chief Financial Officer, will assume the responsibilities of Chief Executive Officer.

About KEMET

KEMET Corporation is a preferred supplier of standardized components to the world''s most demanding customers of quality, delivery, and service. KEMET's common stock is listed on The New
York Stock Exchange under the symbol KEM. Additional information can be found at http://www.KEMET.com/ir.